Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into by and between Zebra Technologies Corporation, a Delaware corporation (the “Employer”), and Joanne Townsend (the “Executive”), to be effective as of March 17, 2008 (the “Effective Date”).

RECITALS

A. The Employer wishes to employ the Executive, and the Executive desires to accept employment with the Employer.

B. The Employer and the Executive desire to enter into this agreement to delineate the terms and conditions of the Executive’s employment.

NOW, THEREFORE, in consideration of the above premises and the following mutual covenants and conditions, the parties agree as follows:

1. Employment. As of the Effective Date, the Executive hereby accepts employment on the following terms and conditions. The Employer shall employ the Executive as Vice President Human Resources of the Employer. The Executive understands and agrees that she is an at-will employee, and the Executive and the Employer can, and shall have the right to, terminate the employment relationship at any time for any or no reason, with or without notice, and with or without cause, subject to the payment provisions contained in Paragraph 7 of this Agreement. Nothing contained in this Agreement or any other agreement shall alter the at-will relationship.

2. Duties. The Executive shall work for the Employer in a full-time capacity. The Executive shall, during the term of her employment, have the duties, responsibilities, powers, and authority customarily associated with the position of an executive officer. The Executive shall solely report to, and follow the direction of, the Chief Executive Officer of the Employer or to his designee or a designee of the Board of Directors of the Company (the “Board”). The Executive shall diligently, competently, and faithfully perform all duties, and shall devote her entire business time, energy, attention, and skill to the performance of duties for the Employer or its affiliates and will use her best efforts to promote the interests of the Employer. It shall not be considered a violation of the foregoing for the Executive to serve on business, industry, civic, religious or charitable boards or committees, so long as such service is in compliance with the Employer’s Corporate Governance Guidelines, the Chief Executive Officer of the Employer is provided notice of such service and, in his reasonable determination, such service does not individually or in the aggregate significantly interfere with the performance of the Executive’s responsibilities as an employee of the Employer in accordance with this Agreement.

3. Executive Loyalty. Subject to the terms of this Agreement and the Corporate Governance Guidelines, the Executive shall devote all of her time, attention, knowledge, and skill solely and exclusively to the business and interests of the Employer, and the Employer shall be entitled to all benefits and profits arising from or incident to any and all work, services, and advice of the Executive. The Executive expressly agrees that during the term of her employment, she shall not engage, directly or indirectly, as a partner, officer, director, member, manager, stockholder, supplier, advisor, agent, employee, or in any other form or capacity, in any other business similar to that of the Employer. The foregoing notwithstanding, and except as otherwise set forth in Paragraph 8, and provided that none of the following reflects poorly on the Employer or, in the reasonable determination of the Employer’s Chief Executive Officer, individually or in the aggregate significantly interferes with the performance of the Executive’s responsibilities as an employee of the Employer in accordance with this Agreement, nothing herein contained shall be deemed to prevent the Executive from (1) otherwise managing her personal investments and financial affairs, or (2) investing her money in the capital stock or other securities of any corporation whose stock or securities are publicly-owned or are regularly traded on any public exchange, so long as (a) the Executive does not beneficially own stock in any such corporation if more than five percent (5%) of the Employer’s annual sales are to such corporation or if the Employer’s products comprise more than five percent (5%) of such corporation’s annual sales, or (b) the Executive does not beneficially own more than one percent (1%) of the outstanding capital stock of any such corporation.

4. Compensation.

A. Base Salary. So long as the Executive is employed by the Employer, the Employer shall pay the Executive a gross base salary at an annual rate of $235,000 (the “Base Salary”), payable in substantially equal installments in accordance with the Employer’s payroll policy from time to time in effect. The Executive’s Base Salary shall be subject to any payroll or other deductions as may be required to be made pursuant to law, government order, or by agreement with, or consent of, the Executive. The Base Salary shall be reviewed at least annually, and may be increased or decreased from time to time as shall be determined by the Employer, and once such Base Salary shall have been increased or decreased, it shall thereafter be treated for all purposes of this Agreement as the Executive’s Base Salary. Unless specifically agreed to in writing by the Employer and the Executive, any increase or decrease in Base Salary shall not limit or reduce any other obligation of the Employer or the Executive under this Agreement.

B. Performance Bonus. The Executive shall be eligible to earn a performance bonus for calendar year 2008 under the Employer’s 2008 Management Bonus Plan (the “Bonus”) upon the attainment of certain performance measures. The Compensation Committee of the Board (the “Compensation Committee”) shall set the performance targets for a given year. The Bonus shall be targeted at forty percent (40%) of the Executive’s Base Salary (the “Target Bonus”), with the actual Bonus earned to be calculated on that portion of the Executive’s Base Salary actually earned during the calendar year for which the Bonus is calculated. The foregoing notwithstanding, and subject to the final sentence of this subparagraph B, as the Executive’s Bonus for 2008 performance, the Executive shall receive the greater of the Bonus earned under the 2008 Management Bonus Plan or 20% of the Executive’s Base Salary actually earned from the Employer for 2008. The Bonus, if any, for a given year (the “Bonus Year”) shall be paid in the following year and on or about March 15 of such year, provided, and except as otherwise set forth in Paragraph 7B, the Executive must be employed by the Employer and in good standing as of the date that the Bonus is paid to earn any Bonus for the Bonus Year.

C. Equity. The Executive shall be entitled to the following equity awards, which awards shall be granted under and pursuant to the terms of the 2006 Zebra Technologies Corporation Incentive Compensation Plan as may be amended from time to time (the “2006 Incentive Compensation Plan”):

(1) An initial non-qualified stock option (the “Initial Option”) to purchase ten thousand (10,000) shares of the Employer’s common stock shall be granted on the Effective Date or as soon as practical thereafter (the “Grant Date”) and shall vest in four (4) substantially equal annual installments on each anniversary of the Grant Date, subject to the Executive’s continued employment with the Employer on each such anniversary date. The Initial Option shall be granted at an exercise price equal to the fair market value of a share of the Employer’s common stock as reported on The NASDAQ Stock Market as of the closing of such market on the Grant Date. Upon the date of such grant, the Employer shall provide the Executive with a Stock Option Agreement substantially in the form of attached Exhibit A, which shall describe the terms and conditions of the Initial Option grant consistent with this Agreement.

(2) A restricted stock grant for Six Thousand (6,000) shares of the Employer’s common stock (the “Long-Term Incentive Restricted Stock Grant”) shall be granted to the Executive on the Grant Date. The Long-Term Incentive Restricted Stock Grant shall vest as follows (the “Long-Term Incentive Targets”), but subject to the provisions contained in Paragraph 7B, only if the Executive is employed by the Employer at the time of vesting:

(a) twenty-five percent (25%) of the shares subject to the Long-Term Incentive Restricted Stock Grant shall vest if at any time during the period from the Grant Date and ending on September 4, 2012 (the “Vesting Period”) the average of the Total Shareholder Return (as hereinafter defined) measured over any forty-five (45) consecutive trading-days is at least sixty percent (60%); and

(b) the final seventy-five percent (75%) of the shares subject to the Long-Term Incentive Restricted Stock Grant shall vest if at any time during the Vesting Period the average of the Total Shareholder Return measured over any forty-five (45) consecutive trading-days, is at least one hundred percent (100%).

If the average of the Total Shareholder Return measured over any forty-five consecutive trading-day period is between sixty percent (60%) and one hundred percent (100%), then the Executive shall vest in the Long-Term Incentive Targets in the aggregate (which Vested Percentage shall include the 25% reflected in subparagraph (a), above), as follows:

Total Shareholder Return	Vested Percentage
65% but less than 70%	28.8%
70% but less than 75%	33.4%
75% but less than 80%	39.3%
80% but less than 85%	46.8%

85% but less than 90%	56.2%
90% but less than 95%	68.4%
95% but less than 100%	83.8%

Subject to the provisions contained in Paragraph 7B, any shares which are unvested at the expiration of the Vesting Period as a result of the failure to attain the Long-Term Incentive Targets shall be forfeited.

For purposes of this Agreement, “Total Shareholder Return” shall be calculated pursuant to the following formula:

(The fair market value of a share of the Employer’s common stock as reported on The NASDAQ Stock Market as of the close of business on any particular date—the Effective Date Stock Price) + Dividends

Effective Date Stock Price.

For purposes of this Agreement, “Effective Date Stock Price” shall mean $36.80.

To prevent dilution or enlargement of the Total Shareholder Return, the Compensation Committee shall make or authorize to be made an adjustment to the foregoing formula for Total Shareholder Return to prevent dilution or enlargement of the Total Shareholder Return, as a result of the following: (1) any adjustment, recapitalization, reorganization or other changes in the Employer’s capital structure or its business; (2) any merger or consolidation of the Employer (other than a Change in Control); (3) any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Employer’s common stock or the rights thereof; (4) the dissolution or liquidation of the Employer; (5) any sale or transfer of all or any part of the Employer’s assets or business; or (6) any other corporate act or proceeding, whether of a similar character or otherwise.

Upon the date of the Long Term Incentive Restricted Stock Grant, the Employer shall provide the Executive with a Restricted Stock Agreement substantially in the form of attached Exhibit B, which shall describe the terms and conditions of such grants consistent with this Agreement.

D. Employee Benefits. During the term of the Executive’s employment, the Employer shall:

(3) include the Executive in any life insurance, disability insurance, medical, dental or health insurance, vacation (of four (4) weeks in each calendar year, which shall in all instances cease accruing beyond a cap of four (4) weeks of accrued but unused vacation, until said accrued but unused vacation bank drops below a four (4) weeks total), savings, pension and retirement plans and other benefit plans or programs (including, if applicable, any excess benefit or supplemental executive retirement plans) maintained by the Employer for the benefit of its executive officers; and

(4) include the Executive in such perquisites as the Employer may establish from time to time that are commensurate with her position and at least comparable to those received by other executive officers of the Employer.

Nothing in this Agreement shall be construed to limit, condition, or otherwise encumber the rights of the Employer, in its sole discretion, to amend, discontinue, substitute or maintain any benefit plan, program, or perquisite.

E. One-Time Sign-On Bonus. The Executive shall receive a one-time, lump sum sign-on bonus in the gross amount of $25,000 (the “Sign-On Bonus”) upon her signing this Agreement and commencing her employment on the Effective Date. If the Executive’s employment with the Employer ends for any reason other than termination by the Company without Cause (as defined in subparagraph 6B) or by the Executive for Good Reason (as defined in subparagraph 6D), the Executive shall be obligated immediately to repay to the Employer the full amount of the Sign-On Bonus.

5. Expenses. While employed by the Employer, the Executive shall be entitled to receive prompt reimbursement for all reasonable and necessary business expenses incurred by the Executive, in accordance with the practices and policies applicable to other executive officers of the Employer, including professional and service company dues, journal subscriptions, educational seminars, conferences, and symposiums and as required by the Internal Revenue Service to qualify as ordinary and necessary business expenses under the Internal Revenue Code of 1986, as amended (the “Code”). The Executive shall be entitled to receive prompt reimbursement for travel expenses incurred in connection with the performance of her duties under this Agreement. To receive reimbursement, the Executive shall submit to the Employer such vouchers or expense statements that reasonably evidence expenses incurred in accordance with the Employer’s travel and expense reimbursement policy.

6. Termination. The Executive’s services shall terminate upon the first to occur of the following events:

A. Death or Disability. Upon the Executive’s date of death or the date the Executive is given written notice that she has been determined to be disabled by the Employer. For purposes of this Agreement, the Executive shall be deemed to be disabled if the Executive, as a result of illness or incapacity, shall be unable to perform substantially her required duties for a period of one hundred eighty (180) consecutive days; provided, however, that if the Executive, after being unable to perform substantially her required duties for a period of less than one hundred eighty (180) consecutive days as a result of illness or incapacity returns to active duty for less than thirty (30) days, the period of such active duty will be disregarded in determining whether the 180 consecutive day threshold has been accumulated (although it will not be accumulated as part of the 180 day period). A termination of the Executive’s employment by the Employer for disability shall be communicated to the Executive by written notice and shall be effective on the tenth (10th) business day after receipt of such notice by the Executive, unless the Executive returns to full-time performance of her duties before such tenth (10th) business day.

B. Cause Termination. On the date the Chief Executive Officer or his designee provides the Executive with written notice that she is being terminated for Cause. For purposes of this Agreement, and as determined by the Chief Executive Officer or his designee in his sole discretion, the Executive shall be deemed terminated for “Cause” if the Chief Executive Officer or his designee terminates the Executive after the Executive:

(1) shall have committed, been indicted of, or been convicted of, or admitted, plea bargained, entered a plea of no contest or nolo contendere to, any felony of any kind or a misdemeanor, or violated any laws, involving fraud, dishonesty or an act of moral turpitude;

(2) shall have materially breached this Agreement or any other agreement to which the Executive and the Employer are parties;

(3) shall have materially violated any written Employer policy, regardless of whether within or outside the scope of her authority;

(4) shall have committed willful or intentional misconduct, gross negligence, or dishonest, fraudulent or unethical behavior, or other conduct involving serious moral turpitude in the performance of her duties hereunder;

(5) shall have failed or refused to materially comply (to the best of her ability) with a specific direction of the Employer, unless the Executive reasonably and in good faith believes such specific direction to be unlawful (in which case the Employer’s termination of the Executive’s employment shall not be for Cause under this provision); or

(6) engages in any conduct which breaches her fiduciary duty to the Employer, which materially injures the integrity, character or reputation of the Employer or which impugns Executive’s own integrity, character or reputation so as to cause Executive to be unfit to act in the capacity of an executive officer of the Employer.

A termination of employment by the Employer for Cause under subparagraphs 6B(2), (3), (4), (5) or (6) shall be effectuated by the Chief Executive Officer or his designee giving the Executive written notice of the termination within thirty (30) days of the event constituting Cause, or such longer period as the parties may agree, setting forth in reasonable detail the specific conduct of the Executive that constitutes Cause, the specific provisions of this Agreement on which the Employer relies and, to the extent such Cause is susceptible to cure, providing the Executive with a thirty (30) day cure period. If such Cause is susceptible to cure and the Executive fails to remedy the condition within such thirty (30) day cure period, the Employer may terminate the Executive’s employment within thirty (30) days after the expiration of the cure period, and if the Employer fails to so terminate the Executive’s employment, any subsequent termination based upon the same underlying facts shall not constitute a termination for Cause under this subparagraph 6B.

C. Employer Termination. On the date the Employer terminates the Executive’s employment for any reason, other than a reason otherwise set forth in this Paragraph 6.

D. Good Reason Termination. On the date the Executive terminates her employment for Good Reason. The term “Good Reason” means the occurrence of any one of the following:

(1) demotion of the Executive by the Employer to a non-executive officer position (including a material diminution in the status of the Executive’s responsibilities, authorities, powers or duties taken as a whole) or assignment to the Executive of any duties materially inconsistent with her position, status or responsibilities under this Agreement;

(2) material breach of any provision of this Agreement by the Employer; or

(3) decrease in Base Salary as in effect on the Effective Date in an amount equal to or greater than ten percent (10%) (unless such decrease is applied on a proportionally equal basis to all executive officers of the Employer) (an “Applicable Decrease”), but only if the Executive terminates her employment with the Employer as a result of an Applicable Decrease within fifteen (15) business days of the later of (i) the effective date of the Applicable Decrease, or (ii) the Executive’s actual knowledge of Applicable Decrease (“Applicable Decrease Date”). For clarification purposes, should the Executive fail to terminate her employment with the Employer within fifteen (15) business days of the Applicable Decrease Date, such termination shall not constitute termination of employment by the Executive for Good Reason under this provision.

A termination of employment by the Executive for Good Reason under subparagraph 6D(1) or (2) shall be effectuated by giving the Employer written notice of the termination within thirty (30) days of the event constituting Good Reason, setting forth in reasonable detail the specific conduct of the Employer that constitutes Good Reason and the specific provisions of this Agreement on which Executive relies and providing the Employer with a thirty (30) day period during which it may remedy the condition constituting Good Reason. If the Employer fails to remedy the condition within such thirty (30) day period, the Executive must terminate her employment within thirty (30) days after the expiration of the cure period, and if the Executive fails to so terminate her employment, any subsequent termination based upon the same underlying facts shall not constitute a termination for Good Reason under this subparagraph 6D.

E. Resignation. On the date the Executive terminates her employment for any reason (other than Good Reason), provided that the Executive shall give the Chief Executive Officer sixty (60) days written notice prior to such date of her intention to terminate such employment. The Chief Executive Officer or his designee may, in its sole discretion, waive such sixty (60) day notice requirement.

7. Compensation Upon Termination.

A. Final Payments. If the Executive’s services are terminated pursuant to Paragraph 6, the Executive shall be entitled to her salary through her final date of active employment plus any accrued but unused vacation pay. The Executive also shall be entitled to any benefits mandated under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or required under the terms of any death, insurance, or retirement plan, program, or agreement provided by the Employer and to which the Executive is a party or in which the

Executive is a participant, including, but not limited to, any short-term or long-term disability plan or program, if applicable.

B. Severance Benefits.

(1) In addition to the salary and benefits described in Paragraph 7A, if the Executive’s employment is terminated pursuant to Paragraphs 6C or 6D, the Executive shall be entitled to the following: (i) the continuation of her Base Salary at the annual salary rate then in effect (before any reduction under Paragraph 6D(3) which is made on a proportionally equal basis to all executive officers and which is made within the one (1) year period preceding the date the Executive’s employment is terminated), for a period of one year following the termination of the Executive’s employment (the “Severance Period”), payable in accordance with the Employer’s payroll policy from time to time in effect and subject to the limitations imposed under subparagraph 7B(3); (ii) a pro-rata portion of the Bonus for the year in which the Executive’s employment terminates, if such Bonus would have been earned had the Executive been employed and in good standing as of the date the Bonus otherwise is paid to other senior level executive of the Employer, and payable at the time the Bonus otherwise is paid to other senior level executives of the Employer; (iii) the Bonus attributable to the calendar year prior to the calendar year in which the Executive’s employment terminates, if such Bonus would have been earned had the Executive been employed and in good standing as of the date the Bonus otherwise is paid to other senior level executive of the Employer, and provided such Bonus had not yet been paid in accordance with the timing provisions set forth in Paragraph 4B, and payable at the time the Bonus otherwise is paid to other senior level executives of the Employer; (iv) a payment equal to one hundred percent (100%) of the Target Bonus (before any reduction under Paragraph 6D(3) which is made on a proportionally equal basis to all executive officers and which is made within the one (1) year period preceding the date the Executive’s employment is terminated), based upon the Base Salary for such year, to be paid at the same time that performance bonuses are generally paid by the Employer to its executives for the year in which such termination occurs; (v) equity compensation, if any, subject to the terms of the Executive’s award agreement; (vi) professional outplacement services by a company selected by, and paid by, the Employer within one (1) year after the date of termination, in an amount not to exceed $32,000; and (vii) continued coverage of the Executive and her dependents in the medical and dental insurance plans sponsored by the Employer, as mandated by COBRA, which may continue to the extent required by applicable law and the Employer shall pay for such coverage, at the same rate the Employer pays for health insurance coverage for its active employees under its group health plan (with the Executive required to pay for any employee-paid portion of such coverage), through the earlier of (a) the last day of the Severance Period or (b) the date the Executive becomes eligible for coverage under another group health plan that does not impose preexisting condition limitations on the Executive’s coverage, provided, however, that nothing herein shall be construed to extend the period of time over which such COBRA continuation coverage may be provided to the Executive and her dependents beyond that mandated by law and, provided further, that the Executive shall be required to pay the entire cost of such COBRA continuation coverage for any time following the last day of the Severance Period.

(2) The foregoing notwithstanding, if at any time within one hundred twenty (120) days immediately preceding or one (1) year immediately following a “Change in Control,” the

Executive’s employment is terminated pursuant to Paragraph 6C or 6D, the Executive shall be entitled to the following compensation, in lieu of any payments otherwise set forth in Paragraph 7B(1) above, and payable within sixty (60) days following the later of the Change in Control or the termination, subject, however, to the limitations imposed under subparagraph 7B(3): two (2.0) times the Executive’s Base Salary at the annual rate then in effect (before any reduction under Paragraph 6D(3) which is made on a proportionally equal basis to all executive officers and which is made within the one (1) year period preceding the date the Executive’s employment is terminated) and two (2.0) times the Target Bonus (before any reduction under Paragraph 6D(3) which is made on a proportionally equal basis to all executive officers and which is made within the one (1) year period preceding the date the Executive’s employment is terminated), based upon the Base Salary for such year. In addition, upon the termination of the Executive’s employment as set forth in this subparagraph 7B(2) the Executive and her dependents shall be offered continued coverage under the Employer’s group health plan for the duration of the COBRA continuation period on the same financial terms as described above in subparagraph 7B(1)(vii) and shall also be entitled to the compensation and benefits, if any, set forth in subparagraphs 7B(1)(ii), (iii), (v) and (vi), above.

(3) Notwithstanding the foregoing, if the Executive is a “specified employee” as such term is defined under Section 409A of the Code and the regulations and guidance promulgated thereunder, any payments described in this Paragraph 7B shall be delayed for a period of six (6) months following the Executive’s separation of employment to the extent and up to an amount necessary to ensure such payments are not subject to the penalties and interest under Section 409A of the Code. The payments to be made under this Paragraph 7B shall be further conditioned upon the Executive’s execution of an agreement acceptable to the Employer that (i) waives any rights the Executive may otherwise have against the Employer, and (ii) releases the Employer from actions, suits, claims, proceedings and demands related to the period of employment and/or the termination of employment. For purposes of this Paragraph 7B, “Change in Control” shall be as defined under the 2006 Incentive Compensation Plan, as in effect on the date hereof, which definition is incorporated herein by reference; provided, however, the definition of Change in Control as set forth herein is not intended to be broader than the definition of a “change in control event” as defined by reference to the regulations under Section 409A of the Code, and the payments described in Paragraph 7B(2) shall not be payable unless the applicable Change in Control constitutes a change in control event in accordance with Section 409A of the Code and the regulations and guidance promulgated thereunder.

C. Excise Tax. If it shall be determined that any payment to the Executive pursuant to this Agreement or any other payment or benefit from the Employer, any affiliate, any shareholder of the Employer or any other person would be subject to the excise tax imposed by Section 4999 of the Code because such payment equals or exceeds three times the “Base Amount” (as defined under Section 280G of the Code) by an amount in excess of ten percent (10%) of such three times the Base Amount, then the Executive shall receive a Tax Gross-Up Payment (as defined below) with respect to all such excise taxes. “Tax Gross-Up Payment” means an amount payable to the Executive such that, after payment of Taxes (as defined below) on such amount there remains a balance sufficient to pay the Taxes being reimbursed. “Taxes” means the incremental United States federal, state and local income, excise and other taxes payable by the Executive with respect to any applicable item of income. If it shall be determined that any payment to the Executive pursuant to this Agreement or any other payment or benefit from the Employer, any affiliate, any shareholder of the Employer or any other person would be subject to the excise tax imposed by Section 4999 of the Code because such payment exceeds three times the Base Amount by an amount equal to ten percent (10%) or less of such three times the Base Amount, then the amount of any payments hereunder which shall be paid to the Executive shall be reduced to an amount equal to one dollar less than three times the Base Amount.

8. Restrictive Covenants.

A. Confidentiality.

(1) Confidential Information. The Executive understands that the Employer possesses Confidential Information which is important to its business, the Employer devotes significant financial, human and other resources to the development of its products, its customer base and the general goodwill associated with its business and the Employer diligently maintains the secrecy and confidentiality of its Confidential Information. For purposes of this Agreement, Confidential Information is information that was or will be developed, created, or discovered by or on behalf of the Employer, or which became or will become known by, or was or is conveyed to the Employer, which has commercial value in the Employer’s business. “Confidential Information” means any and all financial, technical, commercial or other information concerning the business and affairs of the Employer that is confidential and proprietary to the Employer, including without limitation, (i) information relating to the Employer’s past and existing customers and vendors and development of prospective customers and vendors, including specific customer product requirements, pricing arrangements, payment terms, customer lists and other similar information; (ii) inventions, designs, methods, discoveries, works of authorship, creations, improvements or ideas developed or otherwise produced, acquired or used by the Employer; (iii) the Employer’s proprietary programs, processes or software, consisting of but not limited to, computer programs in source or object code and all related documentation and training materials, including all upgrades, updates, improvements, derivatives and modifications thereof and including programs and documentation in incomplete stages of design or research and development; (iv) the subject matter of the Employer’s patents, design patents, copyrights, trade secrets, trademarks, service marks, trade names, trade dress, manuals, operating instructions, training materials, and other industrial property, including such information in incomplete stages of design or research and development; and (v) other confidential and proprietary information or documents relating to the Employer’s products, business and marketing plans and techniques, sales and distribution networks and any other information or documents which the Employer reasonably regards as being confidential.

(2) Employer Materials. Executive understands that the Employer possesses or will possess Employer Materials which are important to its business. For purposes of this Agreement, “Employer Materials” are documents or other media or tangible items that contain or embody Confidential Information or any other information concerning the business, operations or future/strategic plans of the Employer, whether such documents have been prepared by the Executive or by others.

(3) Treatment of Confidential Information and Employer Property. In consideration of the Executive’s employment by the Employer, the compensation received by the Executive from the Employer, and the Employer’s agreement to give Executive access to certain Confidential Information, the Executive agrees as follows:

(a) All Confidential Information and trade secret rights, and other intellectual property and rights (collectively “Rights”) in connection therewith will be the sole property of the Employer. At all times, both during the Executive’s employment by the Employer and after its termination for any reason, Executive will keep in confidence and trust and will not use or disclose any Confidential Information or anything relating to it without the prior written consent of the Chief Executive Officer or his designee, except as may be necessary and appropriate in the ordinary course of performing the Executive’s duties to the Employer.

(b) All Employer Materials will be the sole property of the Employer. The Executive agrees that during the Executive’s employment by the Employer, the Executive will not remove any Employer Materials from the business premises of the Employer or deliver any Employer Materials to any person or entity outside the Employer, except in connection with performing the duties of her employment. The Executive further agrees that, immediately upon the termination of the Executive’s employment by the Executive or by the Employer for any reason, or during the Executive’s employment if so requested by the Employer, the Executive will return all Employer Materials, apparatus, equipment and other physical property, or any reproduction of such property, excepting only the Executive’s copy of this Agreement.

B. Noncompetition and Nonsolicitation. While employed by the Employer and for a period of twenty-four (24) consecutive months following the date of termination of employment for any reason, the Executive will not directly or indirectly:

(1) Contact, solicit, interfere with or divert any of the Employer’s customers;

(2) Accept employment or engage in a competing business, or engage in any activity that may result in the disclosure, divulging or otherwise use of Confidential Information acquired during Executive’s employment with the Employer; and

(3) Solicit any person who is employed by the Employer for the purpose of encouraging that employee to join the Executive as a partner, agent, employee, contractor or otherwise in any business activity.

In the event of any breach of this subparagraph B, the Executive agrees that the twenty-four (24) month restricted period shall be tolled during the time of such breach.

C. Nondisparagement. While employed by the Employer and indefinitely thereafter, the Executive shall refrain from (1) making any false statement about the Employer, and (2) all conduct, verbal or otherwise, that disparages or damages or could disparage or damage the reputation, goodwill, or standing in the community of the Employer or any of its subsidiaries, affiliates, or parents or any of their officers, directors, employees and stockholders, or that could have a deleterious effect upon the Employer’s or any of its subsidiaries’, affiliates’, or parents’

business, provided, however, that nothing contained in this Paragraph 8C or any other paragraph of this Agreement shall preclude the Executive from making any statement in good faith that is required by law or order of any court or regulatory commission.

D. Forfeitures. In the event that the Executive breaches any of the restrictions in this Paragraph 8, she shall forfeit all of the applicable payments and benefits under this Agreement, including but not limited to such payments and benefits pursuant to Paragraph 7, and the Employer shall have the right to recapture and seek repayment of any such applicable payments and benefits under this Agreement. The Employer and the Executive acknowledge that the remedy set forth hereunder is not to be considered a form of liquidated damages and the forfeiture, recapture or repayment shall not be the exclusive remedy hereunder.

E. Intellectual Property. The Employer has adopted a policy on Inventions intended to encourage research and inventions by its executives, to appraise and determine relative rights and equities of all parties concerned, to facilitate patent applications, licensing, and the generation of royalties, if any, and to provide a uniform procedure in patent matters when the Employer has a right or equity. “Inventions” includes all improvements, inventions, designs, formulas, works of authorship, trade secrets, technology, computer programs, compositions, ideas, processes, techniques, know-how and data, whether or not patentable, made or conceived or reduced to practice or developed by the Executive, either alone or jointly with others, during the term of the Executive’s employment, including during any period prior to the date of this Agreement.

(1) Ownership and Assignment. Except as defined in this Agreement, all Inventions which the Executive makes, conceives, reduces to practice or develops (in whole or in part, either alone or jointly with others) during her employment will be the sole property of the Employer to the maximum extent permitted by law. The Executive agrees to assign such Inventions and all Rights in them to the Employer. Exemptions from this Agreement to assign may be authorized in those circumstances where the mission of the Employer is better served by such action, provided that overriding obligations to other parties are met and such exemptions are not inconsistent with other Employer policies. Further, the Executive may petition the Employer for license to make, market or sell a particular Invention. The Employer may release patent rights to the inventor in those circumstances when:

(a) the Employer provides the Executive with notification in writing that it elects not to file a patent application and the inventor is prepared to do so at her expense, or

(b) at the Employer’s discretion, the equity of the situation indicates that such release should be given, provided in either case that no further research or development to develop that invention will be conducted involving Employer support or facilities, and provided further that a shop right is granted to the Employer and, at the Employer’s discretion, the Employer shall have a royalty-free, assignable license to the Invention and any intellectual property rights related to it.

The provisions of Paragraph 8E(1) do not apply to an Invention for which no equipment, supplies, facility, or trade secret information of the Employer was used and which was developed entirely on the Executive’s own time, unless (a) the Invention relates (1) to the business of the

Employer, or (2) to the Employer’s actual or demonstrably anticipated research or development, or (b) the Invention results from any work performed by the Executive for the Employer.

(2) Disclosure to the Employer. The Executive promptly will disclose in writing to the Chief Executive Officer, with a copy to the General Counsel of the Employer, all Inventions. The Executive also will disclose to the General Counsel of the Employer all things that would be Inventions if made during the term of the Executive’s employment, conceived, reduced to practice, or developed by the Executive within six months after the termination of her employment with the Employer, unless the Executive can demonstrate that the Invention has been conceived and first reduced to practice by the Executive following the termination of her employment with the Employer. Such disclosures will be received by the Employer in confidence (to the extent they are not assigned in this Paragraph and do not extend the assignment made in this Paragraph.) The Executive will not disclose Inventions to any person outside the Employer unless requested to do so by the Chief Executive Officer or the General Counsel of the Employer.

(3) Assistance with Rights. The Executive agrees to perform, during and after employment, all acts deemed necessary or desirable by the Employer to permit and assist it, at the Employer’s expense, in obtaining, maintaining, defending and enforcing Rights with respect to such Inventions and improvements in any and all countries. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. The Executive agrees to execute such declarations, assignments, or other documents as may be necessary in the course of Invention evaluation, patent prosecution, or protection of patent or analogous property rights, to assure that title in such Inventions will be held by the Employer or by such other parties designated by the Employer as may be appropriate under the circumstances. The Executive irrevocably designates and appoints the Employer and its duly authorized officers and agents, as her agents and attorneys-in-fact to act for and on the Executive’s behalf and instead of the Executive, to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by the Executive.

(4) Moral Rights. Any assignment of copyright pursuant to this Agreement includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” (collectively “Moral Rights”). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, Executive hereby waives such Moral Rights and consents to any action of the Employer that would violate such Moral Rights in the absence of such consent. The Executive will confirm any such waivers and consents from time to time as requested by the Employer.

F. No Conflicts. The execution and delivery of this Agreement by the Executive does not conflict with, or result in a breach of or constitute a default under, any agreement or contract, whether oral or written, to which the Executive is a party or by which the Executive may be bound. In addition, the Executive has informed the Employer of, and provided the Employer with copies of, any non-competition, confidentiality, work-for-hire or similar agreements to which the Executive is subject or may be bound.

G. Disclosure. The Executive acknowledges and agrees that the scope described above is necessary and reasonable in order to protect the Employer in the conduct of its business and that, if the Executive becomes employed by another employer, she shall be required to disclose the existence of this Paragraph 8 to such employer and the Executive hereby consents to and the Employer is hereby given permission to disclose the existence of this Paragraph 8 to such employer.

H. Market Information. The Executive acknowledges that she may become aware of “material” nonpublic information relating to the Employer’s vendors, suppliers, alliance and/or joint venture partners, customers, or competitors (each, a “Business Partner”) whose stocks are publicly traded. The Executive acknowledges that she is prohibited by law as well as by Employer policy from trading in the shares of such Business Partners while in possession of such information or directly or indirectly disclosing such information to any other persons so that they may trade in these shares. For purposes of this Paragraph H, “material” information may include any information, positive or negative, which might be of significance to an investor in determining whether to purchase, sell or hold the stock of publicly traded customers. Information may be significant for this purpose even if it would not alone determine the investor’s decision. Examples include a potential business acquisition, internal financial information that departs in any way from what the market would expect, the acquisition or loss of a major contract, or an important financing transaction.

I. Unauthorized Material. The Employer does not wish to incorporate any unlicensed or unauthorized material into its products or services or those of its subsidiaries. Therefore, the Executive agrees that she will not knowingly disclose to the Employer, use in the Employer’s business, or cause the Employer to use, any information or material which is confidential or proprietary to any third party including, but not limited to, any former employer, competitor or client, unless the Employer has a right to receive and use such information. The Executive will not incorporate into her work any material which is subject to the copyrights of any third party unless the Employer has a written agreement with such third party or otherwise has the right to receive and use such information.

J. Injunctive Relief. It is agreed that any breach or anticipated or threatened breach of any of the Executive’s covenants contained in this Paragraph 8 will result in irreparable harm and continuing damages to the Employer and its business and that the Employer’s remedy at law for any such breach or anticipated or threatened breach will be inadequate and, accordingly, in addition to any and all other remedies that may be available to the Employer at law or in equity in such event, any court of competent jurisdiction may issue a decree of specific performance or issue a temporary and permanent injunction, without the necessity of the Employer posting bond or furnishing other security and without proving special damages or irreparable injury, enjoining and restricting the breach, or threatened breach, of any such covenant, including, but not limited to, any injunction restraining the Executive from disclosing, in whole or part, any Confidential Information. The Executive further agrees to pay all of the Employer’s costs and expenses, including reasonable attorneys’ and accountants’ fees, incurred in successfully enforcing such covenants.

9. Notices. Any and all notices required in connection with this Agreement shall be deemed adequately given only if in writing and (a) personally delivered, or sent by first class, registered or certified mail, postage prepaid, return receipt requested, or by recognized overnight courier, (b) sent by facsimile, provided a hard copy is mailed on that date to the party for whom such notices are intended, or (c) sent by other means at least as fast and reliable as first class mail. A written notice shall be deemed to have been given to the recipient party on the earlier of (a) the date it shall be delivered to the address required by this Agreement; (b) the date delivery shall have been refused at the address required by this Agreement; (c) with respect to notices sent by mail or overnight courier, the date as of which the Postal Service or overnight courier, as the case may be, shall have indicated such notice to be undeliverable at the address required by this Agreement; or (d) with respect to a facsimile, the date on which the facsimile is sent and receipt of which is confirmed. Any and all notices referred to in this Agreement, or which either party desires to give to the other, shall be addressed to her residence in the case of the Executive, or, if to the Employer, to:

Vice President, General Counsel and Secretary

Zebra Technologies Corporation

333 Corporate Woods Parkway

Vernon Hills, IL 60061

Either party may from time to time designate a new address by notice given in accordance with this Paragraph 9.

10. Waiver of Breach. A waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver or estoppel of any subsequent breach by such other party. No waiver shall be valid unless in writing and signed by an authorized officer of the Employer or by the Executive, as the case may be.

11. Assignment. The Executive acknowledges that the services to be rendered by her are unique and personal. Accordingly, the Executive may not assign any of her duties or obligations under this Agreement. This Agreement shall be binding upon and inure to the benefit of the Executive, her estate and beneficiaries. The rights and obligations of the Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Employer.

12. Entire Agreement. This Agreement, together with the agreements referred to herein, sets forth the entire and final agreement and understanding of the parties and contains all of the agreements made between the parties with respect to the subject matter hereof. This Agreement supersedes the Prior Agreements and any and all other agreements, either oral or in writing, between the parties hereto, with respect to the subject matter hereof. No change or modification of this Agreement shall be valid unless in writing and signed by the Employer and the Executive.

13. Severability. If any provision of this Agreement shall be found invalid or unenforceable for any reason, in whole or in part, then such provision shall be deemed modified, restricted, or reformulated to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified, restricted, or reformulated or as if such provision had not been originally incorporated herein, as the case may be. The parties further agree to seek a lawful substitute for any provision found to be unlawful; provided, that, if the parties are unable to agree upon a lawful substitute, the parties desire and request that a court or other authority called upon to decide the enforceability of this Agreement modify those restrictions in this Agreement that, once modified, will result in an agreement that is enforceable to the maximum extent permitted by the law in existence at the time of the requested enforcement.

14. Headings. The headings in this Agreement are inserted for convenience only and are not to be considered a construction of the provisions hereof.

15. Execution of Agreement. This Agreement may be executed in several counterparts, each of which shall be considered an original, but which when taken together, shall constitute one agreement.

16. Recitals. The recitals to this Agreement are incorporated herein as an integral part hereof and shall be considered as substantive and not precatory language.

17. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois, without reference to its conflict of law provisions. Furthermore, the Executive agrees and consents to submit to personal jurisdiction in the state of Illinois in any state or federal court of competent subject matter jurisdiction situated in Lake or Cook County, Illinois. The Executive further agrees that the sole and exclusive venue for any suit arising out of, or seeking to enforce, the terms of this Agreement shall be in a state or federal court of competent subject matter jurisdiction situated in Lake or Cook County, Illinois. In addition, the Executive waives any right to challenge in another court any judgment entered by such Lake or Cook County court or to assert that any action instituted by the Employer in any such court is in the improper venue or should be transferred to a more convenient forum. Further, the Executive waives any right she may otherwise have to a trial by jury in any action to enforce the terms of this Agreement.

18. Indemnification. The Employer shall obtain and maintain for the Executive directors’ and officers’ liability insurance coverage and shall indemnify the Executive to the extent permitted under the Employer’s By-Laws and/or Certificate of Incorporation.

19. No Mitigation. The Executive shall have no obligation or duty to seek subsequent employment or engagement as an employee (including self-employment) or as a consultant or otherwise mitigate the Employer’s obligation under this Agreement. Payments and benefits due under Paragraph 7 of this Agreement shall not be reduced by any compensation earned by the Executive as an employee or consultant from any employment or consulting arrangement after the Executive’s termination of employment.

IN WITNESS WHEREOF, the parties have set their signatures on the date set forth below.

ZEBRA TECHNOLOGIES CORPORATION:		EXECUTIVE:

By:	/s/Anders Gustafsson	/s/ Joanne Townsend
	Anders Gustafsson, CEO	Joanne Townsend

Date signed: March 17, 2008		Date signed: March 17, 2008

EXHIBIT A

Form of

NON-QUALIFIED STOCK OPTION AGREEMENT

This NON-QUALIFIED STOCK OPTION AGREEMENT (this “Option Agreement”), dated as of <<Grant Date>> (the “Grant Date”), is between ZEBRA TECHNOLOGIES CORPORATION, a Delaware corporation (the “Company”), and Joanne Townsend (the “Participant”), relating to a non-qualified stock option granted under the 2006 Zebra Technologies Corporation Incentive Compensation Plan (the “Plan”). Capitalized terms used in this Option Agreement without definition shall have the meanings ascribed to such terms in the Plan.

Grant of Option.

Grant. Subject to the provisions of this Option Agreement and pursuant to the provisions of the Plan, the Company hereby grants to the Participant as of the Grant Date a Non-Qualified Stock Option (the “Option”) to purchase 10,000 shares (the “Option Shares”) of the Company’s Class A Common Stock, $.01 par value per share (the “Stock”), at a price of <<Strike Price>> per share (the “Option Price”).

Term of the Option. Unless the Option terminates earlier pursuant to other provisions of the Option Agreement, the Option shall expire on the tenth anniversary of the Grant Date (the “Expiration Date”).

Nontransferability. The Option shall be non-transferable, except by will or the laws of descent and distribution, or as otherwise permitted under the Plan.

Vesting of Option.

General Vesting Rule. Prior to the Expiration Date, the Option shall become and be exercisable as follows:

Grant Date Anniversary	Percentage of Option Exercisable
Prior to the first anniversary of the Grant Date	0%
On or after the first anniversary of the Grant Date	25%
On or after the second anniversary of the Grant Date, an additional	25%
On or after the third anniversary of the Grant Date, an additional	25%
On or after the fourth anniversary of the Grant Date, an additional	25%

provided, however, except as otherwise provided for under this Option Agreement, the Participant must remain employed by the Company or any Subsidiary continuously through the applicable vesting dates.

Death or Disability. Notwithstanding the provisions of Section 2(a) hereof, in the event the Participant’s employment with the Company and/or any Subsidiary is terminated due to death or Disability, any unvested Option Shares as of the date of the Participant’s termination of employment shall immediately become fully vested and exercisable and, along with unexercised vested Option Shares, shall remain exercisable until the earlier of:

(i)	the Expiration Date; or

(ii)	one (1) year after the date of the Participant’s termination of employment due to death or Disability.

In the event of the Participant’s death, the Participant’s beneficiary or estate may exercise the vested Option Shares.

Retirement. In the event the Participant’s employment with the Company and/or any Subsidiary is terminated due to Retirement, any unexercised, vested Option Shares as of the date of Participant’s termination of employment shall remain exercisable until the earlier of:

(i)	the Expiration Date; or

(ii)	one (1) year after the date of the Participant’s termination of employment due to Retirement.

For purposes of this Option Agreement, “Retirement” means the Participant’s voluntary termination of employment with the Company and/or any Subsidiary after attaining either:

•	age 55 with ten (10) complete years of service or more with the Company and/or any Subsidiary; or

•	age 65.

Termination for Cause. In the event the Participant’s employment with the Company and/or any Subsidiary is terminated for Cause, all unvested Option Shares and all unexercised, vested Option Shares shall expire immediately, be forfeited and considered null and void. For purposes of this Option Agreement, “Cause” means, as determined by the Company, in its sole discretion, termination of the Participant’s employment with the Company or any Subsidiary because of:

(i)	the Participant’s material breach of this Option Agreement or of any other agreement to which the Participant and the Company are parties, as determined by the Committee in good faith; or

(ii)	material violation of Company policy, regardless of whether within or outside of his or her authority; or

(iii)	willful or intentional misconduct; gross negligence; or dishonest, fraudulent, or unethical behavior; or other conduct involving serious moral turpitude, by Participant in the performance of his or her duties; or

(iv)	dishonesty, theft or conviction of any crime or offense involving money or property of the Company or any Subsidiary; or

(v)	breach of any fiduciary duty owing to the Company or any Subsidiary

(vi)	unauthorized disclosure of Confidential Information or unauthorized dissemination of Company Materials; or

(vii)	conduct that is, or could reasonably be expected to be, materially harmful to the Company or any of its subsidiaries or affiliates, as determined by the Committee in good faith.

Other Termination of Employment. In the event the Participant’s employment with the Company and/or any Subsidiary is terminated for any reason other than as provided in Sections 2(b), (c) or (d) hereof, any unexercised, vested Option Shares as of the date of Participant’s termination of employment shall remain exercisable until the earlier of:

(i)	the Expiration Date; or

(ii)	ninety (90) days after the date of the Participant’s involuntary (as to the Participant) termination of employment for reasons other than death, Disability, Retirement, or Cause; or

(iii)	thirty (30) days after the date of the Participant’s voluntary termination of employment for reasons other than Retirement.

Change in Control Vesting. Subject to the provisions of Section 15 of the Plan, if a Change in Control occurs, 100% of the remaining unvested Option Shares shall be immediately vested and exercisable upon the Change in Control and, along with unexercised vested Option Shares, shall remain exercisable through the Expiration Date.

Exercise of Option.

Manner of Exercise. The vested Option Shares may be exercised, in whole or in part, by delivering written notice to the Company in accordance with of Section 7(k) hereof and in such form as the Company may require from time to time. Such notice of exercise shall:

specify the number of Option Shares to be purchased;

specify the aggregate Option Price for such Option Shares; and

be accompanied by payment in full of such aggregate Option Price.

Payment Upon Exercise. The Option Price upon exercise of any Option Shares shall be payable to the Company in full either:

in cash or its equivalent;

by tendering previously acquired Stock that has been held for at least six months (or such longer period to avoid a charge to earnings for financial reporting purposes) and having an aggregate Fair Market Value at the time of exercise equal to the total Option Price, or a combination of Sections 3(b)(i) and (ii) hereof.

In addition, payment of the Option Price may be payable by one or more of the following methods either upon written consent from the Committee or if one or more of the following methods will not result in a charge to earnings for financial reporting purposes:

by withholding Stock that otherwise would be acquired on exercise having an aggregate Fair Market Value at the time of exercise equal to the total Option Price,

by tendering other Awards payable under the Plan, or

by cashless exercise through delivery of irrevocable instructions to a broker to promptly deliver to the Company the amount of proceeds from a sale of shares having a Fair Market Value equal to the purchase price.

Any combination of Sections 3(b)(i)-(vi) upon written consent of the Committee.

Compliance with Federal and State Law. The Company reserves the right to delay a Participant’s exercise of an Option if the Company’s issuance of Stock upon such exercise would violate any applicable federal or state securities laws or any other applicable laws or regulations. The Participant may not sell or otherwise dispose of the Option Shares in violation of any applicable law. The Company may postpone issuing and delivering any Option Shares for so long as the Company reasonably determines to be necessary to satisfy the following:

its completing or amending any securities registration or qualification of the Option Shares or it or the Participant satisfying any exemption from registration under any federal or state law, rule, or regulation;

its receiving proof it considers satisfactory that a person seeking to exercise the Option after the Participant’s death is entitled to do so;

the Participant complying with any requests for representations under the Plan;

the Participant complying with any federal, state, or local tax withholding obligations;

its deferring payment of any amount that it reasonably determines would not be deductible under Code Section 162(m) until the earlier of:

•	the earliest date on which the Company reasonably determines that the deductibility of the payment will not be limited; or

•	the year following the Participant’s termination of employment; and

its compliance with the restrictions of Code Section 409A to the extent applicable, including any final regulations issued pursuant thereto, including the Committee’s right to amend any provision of this Option Agreement, to the extent necessary to comply with Code Section 409A.

No Fractions of Stock. The Company shall not be required to issue any fractional shares of Stock.

Payment of Taxes.

General Rule. If the Company is obligated to withhold an amount on account of any tax imposed as a result of the exercise of an Option, the Participant shall be required to pay such amount to the Company, as provided under Section 17 of the Plan. The Participant acknowledges and agrees that the Participant is responsible for the tax consequences associated with the grant of the Option and its exercise.

Changes in Company’s Capital Structure.

Adjustment in Authorized Stock. As may be determined to be appropriate and equitable by the Committee, in its complete and sole discretion, to prevent dilution or enlargement of rights, the Committee shall make or authorize to be made an adjustment in the number and class of Option Shares and/or the Option Price to prevent dilution or enlargement of rights, as a result of the following:

any adjustment, recapitalization, reorganization or other changes in the Company’s capital structure or its business;

any merger or consolidation of the Company;

any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Company’s Common Stock or the rights thereof;

the dissolution or liquidation of the Company;

any sale or transfer of all or any part of the Company’s assets or business; or

any other corporate act or proceeding, whether of a similar character or otherwise.

Confidentiality, Non-Solicitation and Non-Compete. Participant agrees to, understands and acknowledges the following:

Confidential Information. Participant will be furnished, use or otherwise have access to certain Confidential Information of the Company. For purposes of this Option Agreement, Confidential Information means any and all financial, technical, commercial or other information concerning the business and affairs of the Company that is confidential and proprietary to the Company, including without limitation, information relating to the Company’s past and existing customers and vendors and development of prospective customers and vendors, including specific customer product requirements, pricing arrangements, payments terms, customer lists and other similar information;

inventions, designs, methods, discoveries, works of authorship, creations, improvements or ideas developed or otherwise produced, acquired or used by the Company;

the Company’s proprietary programs, processes or software, consisting of but not limited to, computer programs in source or object code and all related documentation and training materials, including all upgrades, updates, improvements, derivatives and modifications thereof and including programs and documentation in incomplete stages of design or research and development;

the subject matter of the Company’s patents, design patents, copyrights, trade secrets, trademarks, service marks, trade names, trade dress, manuals, operating instructions, training materials, and other industrial property, including such information in incomplete stages of design or research and development; and

other confidential and proprietary information or documents relating to the Company’s products, business and marketing plans and techniques, sales and distribution networks and any other information or documents which the Company reasonably regards as being confidential.

The Company devotes significant financial, human and other resources to the development of its products, its customer base and the general goodwill associated with its business, and the Company diligently maintains the secrecy and confidentiality of its Confidential Information. Each and every component of the Confidential Information is sufficiently secret to derive economic value from its not being generally known to other persons. While employed by the Company and thereafter, Participant will hold in the strictest confidence and not use in any manner which is detrimental to the Company or disclose to any individual or entity any Confidential Information, except as may be required by the Company in connection with Participant’s employment.

All Company Materials are and will be the sole property of the Company. Participant agrees that during and after his or her employment by the Company, Participant will not remove any Company Materials from the business premises of the Company or deliver any Company Materials to any person or entity outside the Company, except as Participant is required to do so in connection with performing the duties of his or her employment. Participant further agrees that, immediately upon the termination of his or her employment for any reason, or during Participant’s employment if so requested by the Company, Participant will return all Company Materials and other physical property, and any reproduction thereof, excepting only Participant’s copy of this Agreement. For purposes of this Option Agreement, Company Materials means documents or other media or tangible items that contain or embody Confidential Information or any other information concerning the business, operations or future/strategic plans of the Company, whether such documents have been prepared by Participant or by others.

Non-Solicitation and Non-Compete. For the period beginning on the date hereof and ending twelve (12) months following the termination of employment with the Company, Participant will not directly or indirectly:

employ, recruit or solicit for employment any person who is (or was within the six (6) months prior to Participant’s employment termination date) an employee of the Company;

accept employment or engage in a competing business which may require contact, solicitation, interference or diverting of any of the Company’s customers, or that may result in the disclosure, divulging, or other use, of Confidential Information or Company Materials acquired during Participant’s employment with the Company; or

solicit or encourage any customer, vendor or potential customer or vendor of the Company with whom Participant had contact while employed by the Company to terminate or otherwise alter his, her or its relationship with the Company. Participant understands that any person or entity that Participant contacted during the twelve (12) months prior to the date of Participant’s termination of employment for the purpose of soliciting sales from such person or entity shall be regarded as a “potential customer” of the Company to whom the Company has a protectible proprietary interest.

Remedies for Violation.

Injunctive Action. Participant acknowledges that if he or she violates the terms of this Section 6, the injury that would be suffered by the Company as a result of a breach of the provisions of this Option Agreement (including any provision of Section 6 (a) or (b) hereof) would be irreparable and that an award of monetary damages to the Company for such a breach would be an inadequate remedy. Consequently, the Company will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Option Agreement, and the Company will not be obligated to post bond or other security in seeking such relief. Without limiting the Company’s rights under this Section 6(c) (or Sections 6(a) or (b) hereof) or any other remedies of the Company, if the Participant breaches any of the provisions of Sections 6(a) or (b) hereof, the Company will have the right to cease making any payments otherwise due to the Participant under this Option Agreement.

Forfeiture of the Option and Repayment. In addition to the rights available to the Company under Section 6(c)(i) hereof, if Participant violates the terms of this Section 6 at any time, Participant, without any further action by the Company or Participant, shall forfeit, as of the first day of any such violation, all right, title and interest to this Option, any Option Shares then owned by Participant and any net proceeds received by Participant pursuant to any sales or transfer of any Option Shares prior to, on or after such date, and the Company shall have the right to issue a stop transfer order and other appropriate instructions to its transfer agent with respect to this Option and the Option Shares, and the Company further shall be entitled to reimbursement from Participant of any fees and expenses (including attorneys’ fees) incurred by or on behalf of the Company in enforcing the

Company’s rights under this Section 6. By accepting this Option grant, Participant hereby consents to a deduction from any amounts the Company owes to Participant from time to time (including amounts owed to Participant as wages or other compensation, fringe benefits, or vacation pay, as well as any other amounts owed to Participant by the Company), to the extent of any amounts that Participant owes the Company under this Section 6. In addition to any injunctive relief sought under Section 6(c)(i) hereof and whether or not the Company elects to make any set-off in whole or in part, if the Company does not recover by means of set-off the full amount Participant owes to the Company, calculated as set forth in this Section 6(c)(ii), Participant agrees to immediately pay the unpaid balance to the Company.

Enforceability of Restrictive Covenants. The scope and duration of the restrictive covenants contained in this Option Agreement are reasonable and necessary to protect a legitimate, protectible interest of the Company. However, if one or more provisions of this Option Agreement are held to be unenforceable under applicable law to any extent, such provision(s) shall, to that extent, be excluded from this Option Agreement and the balance of the Option Agreement shall be interpreted as if such provision(s) were so excluded to that extent and shall be enforceable in accordance with its terms.

Written Acknowledgement by Participant. The Committee, in its sole discretion, may require the Participant, as a condition to the exercise of this Option, to acknowledge in writing that he or she has not engaged, and is not in the process of engaging, in any of the activities described in this Section 6.

Miscellaneous Provisions.

No Service or Employment Rights. No provision of this Option Agreement or of the Option granted hereunder shall give the Participant any right to continue in the service or employ of the Company or any Subsidiary, create any inference as to the length of employment or service of the Participant, affect the right of the Company or any Subsidiary to terminate the employment or service of the Participant, with or without Cause, or give the Participant any right to participate in any employee welfare or benefit plan or other program (other than the Plan) of the Company or any Subsidiary.

Stockholder Rights. Until the Option shall have been duly exercised to purchase such Option Shares and such shares have been officially recorded as issued on the Company’s official stockholder records, no person or entity shall be entitled to vote, receive dividends or be deemed for any purpose the holder of any Option Shares, and adjustments for dividends or otherwise shall be made only if the record date therefor is subsequent to the date such shares are recorded and after the date of exercise and without duplication of any adjustment.

Plan Document Governs. The Option is granted pursuant to the Plan, and the Option and this Option Agreement are in all respects governed by the Plan and subject to all of the terms and provisions thereof, whether such terms and provisions are incorporated in this Option Agreement by reference or are expressly cited. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Plan. Any inconsistency between the Option Agreement and the Plan shall be resolved in favor of the Plan. Participant hereby acknowledges receipt of a copy of the Plan.

Investment Representation and Agreement. The Committee may require the Participant to furnish to the Company, prior to the issuance of any shares of Common Stock upon the exercise of all or any part of this Option, an agreement (in such form as the Committee may specify) in which the Participant represents that the shares of Common Stock acquired by him or her upon exercise are being acquired for investment and not with a view to the sale or distribution thereof.

Beneficiary Designation. The Participant may, from time to time, in accordance with procedures set forth by the Committee, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Option Agreement is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Committee during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate or exercised by the Participant’s estate.

Administration. This Option Agreement and the rights of the Participant hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Option Agreement, all of which shall be binding upon the Participant.

No Vested Right In Future Awards. Participant acknowledges and agrees (by executing this Option Agreement) that the granting of Options under this Option Agreement are made on a fully discretionary basis by the Company and that this Option Agreement does not lead to a vested right to further Option awards in the future.

Use Of Personal Data. By executing this Option Agreement, Participant acknowledges and agrees to the collection, use, processing and transfer of certain personal data, including his or her name, salary, nationality, job title, position, and details of all past Awards and current Awards outstanding under the Plan (“Data”), for the purpose of managing and administering the Plan. The Participant is not obliged to consent to such collection, use, processing and transfer of personal data, but a refusal to provide such consent may affect his or her ability to participate in the Plan. The Company, or its Subsidiaries, may transfer Data among themselves or to third parties as necessary for the purpose of implementation, administration and management of the Plan. These various recipients of Data may be located elsewhere throughout the world. The Participant authorizes these various recipients of Data to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Plan. The Participant may, at any time, review Data with respect to the Participant and require any necessary amendments to such Data. The Participant may withdraw his or her consent to use Data herein by notifying the Company in writing; however, the Participant understands that by withdrawing his or her consent to use Data, the Participant may affect his or her ability to participate in the Plan.

Severability. In the event that any provision of this Option Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Option Agreement, and this Option Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

Waiver; Cumulative Rights. The failure or delay of either party to require performance by the other party of any provision hereof shall not affect its right to require performance of such provision unless and until such performance has been waived in writing. Each and every right hereunder is cumulative and may be exercised in part or in whole from time to time.

Notices. Any notice which either party hereto may be required or permitted to give the other shall be in writing and may be delivered personally or by mail, postage prepaid, addressed to the Secretary of the Company, at its then corporate headquarters, and the Participant at the Participant’s address as shown on the Company’s records, or to such other address as the Participant, by notice to the Company, may designate in writing from time to time.

Counterparts. This Option Agreement may be signed in two counterparts, each of which shall be an original, but both of which shall constitute but one and the same instrument.

Successors and Assigns. This Option Agreement shall inure to the benefit of and be binding upon each successor and assign of the Company. All obligations imposed upon the Participant, and all rights granted to the Company hereunder, shall be binding upon the Participant’s heirs, legal representatives and successors.

Governing Law. This Option Agreement and the Option granted hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to provisions thereof regarding conflict of laws.

Entire Agreement. This Option Agreement, together with the Plan, constitute the entire obligation of the parties hereto with respect to the subject matter hereof and shall supersede any prior expressions of intent or understanding with respect to this transaction.

Amendment. Any amendment to this Option Agreement shall be in writing and signed by the Company.

Headings. The headings contained in this Option Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Option Agreement.

IN WITNESS WHEREOF, the Company has caused this Option Agreement to be duly executed by an officer thereunto duly authorized, and the Participant has hereunto set his or her hand, all as of the day and year first above written.

ZEBRA TECHNOLOGIES CORPORATION	Participant

Charles R. Whitchurch, CFO and Treasurer	Joanne Townsend

EXHIBIT B

Form of

RESTRICTED STOCK AGREEMENT

This RESTRICTED STOCK AGREEMENT (this “Stock Agreement”), dated as of March 17, 2008 (the “Grant Date”), is between ZEBRA TECHNOLOGIES CORPORATION, a Delaware corporation (the “Company”), and JOANNE TOWNSEND (the “Participant”), relating to restricted stock granted to the Participant under the 2006 Zebra Technologies Corporation Incentive Compensation Plan (the “Plan”). Capitalized terms used in this Stock Agreement without definition shall have the meanings ascribed to such terms in the Plan.

Grant of Restricted Stock.

Grant. Subject to the provisions of this Stock Agreement and pursuant to the provisions of the Plan, the Company hereby grants to the Participant as of the Grant Date 6,000 shares of the Company’s Class A Common Stock, $.01 par value per share (the “Restricted Stock”).

Nontransferability. Except as otherwise permitted under the Plan or this Stock Agreement, the Restricted Stock granted hereunder shall be non-transferable by the Participant during the Period of Restriction set forth under Section 2 of this Stock Agreement.

Vesting of Restricted Stock.

Period of Restriction. The Restricted Stock shall be forfeitable and non-transferable during the Period of Restriction. The Period of Restriction with respect to the Restricted Stock shall begin on the Grant Date and shall end on September 4, 2012; provided, however, the Period of Restriction will lapse in accordance with the following schedule:

twenty-five percent (25%) of the Restricted Stock shall vest (and the restrictions on nontransferability shall lapse on such Restricted Stock) if at any time during the Period of Restriction the average of the Total Shareholder Return (as hereinafter defined) measured over any forty-five (45) consecutive trading-days is at least sixty percent (60%); and

the final seventy-five percent (75%) of the Restricted Stock shall vest (and the restrictions on nontransferability shall lapse on such Restricted Stock) if at any time during the Period of Restriction the average of the Total Shareholder Return measured over any forty-five (45) consecutive trading-days, is at least one hundred percent (100%).

If the average of the Total Shareholder Return measured over any forty-five consecutive trading-day period is between sixty percent (60%) and one hundred percent (100%), then the Participant shall vest in the Restricted Stock in the aggregate (which Vested Percentage shall include the 25% reflected in subparagraph (i), above), as follows (rounded to the nearest whole share):

Total Shareholder Return	Vested Percentage
65% but less than 70%	28.8%
70% but less than 75%	33.4%
75% but less than 80%	39.3%
80% but less than 85%	46.8%
85% but less than 90%	56.2%
90% but less than 95%	68.4%
95% but less than 100%	83.8%

Except as otherwise provided for under this Stock Agreement or under the Employment Agreement between the Company and the Participant effective as of March 17, 2008 (the “Employment Agreement”), the Participant must remain employed continuously through each applicable vesting date. Any Restricted Stock which is unvested at the expiration of the Period of Restriction as a result of the failure to attain the required Total Shareholder Return shall immediately be forfeited to the Company.

“Total Shareholder Return” shall be equal to (i) the fair market value of a share of the Company’s Common Stock as reported on The NASDAQ Stock Market as of the close of business on any particular date minus $36.80 plus aggregate dividends paid on a share of the Company’s Common Stock since September 4, 2007, divided by (ii) $36.80.

The Committee shall make or authorize to be made an adjustment to the foregoing formula for Total Shareholder Return to prevent dilution or enlargement of the Total Shareholder Return, as a result of the following: (1) any adjustment, recapitalization, reorganization or other changes in the Company’s capital structure or its business; (2) any merger or consolidation of the Company (other than a Change in Control); (3) any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Company’s common stock or the rights thereof; (4) the dissolution or liquidation of the Company; (5) any sale or transfer of all or any part of the Company’s assets or business; or (6) any other corporate act or proceeding, whether of a similar character or otherwise.

Vesting Exceptions. Notwithstanding the provisions of Section 2(a) hereof, a Participant’s unvested Restricted Stock shall be subject to the following additional vesting rules in the following circumstances:

Termination of Employment. Except as provided in Section 2(b)(ii), in the event the Participant’s employment with the Company and/or any Subsidiary is terminated for any reason, any unvested Restricted Stock as of the date of the Participant’s termination of employment shall immediately be forfeited to the Company.

Change in Control Termination of Employment. Subject to the provisions of Section 15 of the Plan, in the event a Change in Control occurs during the Period of

Restriction and the Participant’s employment is terminated by the Company and/or any Subsidiary without Cause or is terminated by the Participant for Good Reason during the period beginning 120 days before and ending one (1) year after such Change in Control, any Restricted Stock which is unvested as of the date of the Change in Control shall be accelerated upon such a termination of employment and shall vest as follows:

Date of Change in Control	Percentage of Unvested That Vest
Prior to September 4, 2008	100%
On or after September 4, 2008, but prior to September 4, 2009	80%
On or after September 4, 2009 but prior to September 4, 2010	60%
On or after September 4, 2010 but prior to September 4, 2011	40%
On or after September 4, 2011 but prior to September 4, 2012	20%

“Cause” and “Good Reason” shall have the respective meanings assigned to such terms in the Employment Agreement.

Rights While Holding Restricted Stock.

Legend. Each certificate issued for shares of Restricted Stock under this Stock Agreement shall be registered in the Participant’s name and deposited by the Participant, together with a stock power endorsed in blank, with the Company and shall bear the following (or a similar) legend:

• “The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) contained in a Stock Agreement entered into between the registered owner and Zebra Technologies Corporation.”

When shares of Restricted Stock become vested, the Company shall redeliver to the Participant (or the Participant’s legal representatives, beneficiaries or heirs) the number of shares which have then vested. The Participant agrees that any sale of shares of Restricted Stock received upon vesting shall be made in compliance with the registration requirements of the Securities Act of 1933 or an applicable exemption therefrom. The Committee may require the Participant to furnish to the Company, prior to the delivery of any vested shares of Restricted Stock, an agreement (in such form as the Committee may specify) in which the Participant represents that the shares of stock are being acquired for investment and not with a view to the sale or distribution thereof.

Rights as a Stockholder. During the period that shares of Restricted Stock remain unvested, the Participant shall have all of the rights of a stockholder of the Company with respect to the Restricted Stock including, but not limited to, the right to receive dividends paid on the shares of Restricted Stock and the full right to vote such shares.

Section 83(b) Election. Unless prior written consent of the Committee is secured, the Participant is not permitted to make a Section 83(b) election with respect to the Restricted Stock granted under this Stock Agreement. If the Committee consents to such Section 83(b) election, the Participant must notify the Committee within ten (10) days after filing the Section 83(b) election with the Internal Revenue Service.

Compliance with Federal and State Law. The Company may postpone issuing and delivering any Restricted Stock for so long as the Company reasonably determines to be necessary to satisfy the following:

it completing or amending any securities registration or qualification of the Restricted Stock or it or the Participant satisfying any exemption from registration under any federal or state law, rule or regulation;

the Participant complying with any requests for representations under the Plan; and

the Participant complying with any federal, state or local tax withholding obligations.

Payment of Taxes. If the Company is obligated to withhold an amount on account of any tax imposed as a result of the issuance of the Restricted Stock, the Participant shall be required to pay such amount to the Company, as provided under Section 17 of the Plan. The Participant acknowledges and agrees that the Participant is responsible for the tax consequences associated with the grant of the Restricted Stock and its vesting.

Confidentiality, Non-Solicitation and Non-Compete. Participant agrees to, understands and acknowledges the following:

Confidential Information. Participant will be furnished, use or otherwise have access to certain Confidential Information of the Company. For purposes of this Stock Agreement, “Confidential Information” means any and all financial, technical, commercial or other information concerning the business and affairs of the Company that is confidential and proprietary to the Company, including without limitation, information relating to the Company’s past and existing customers and vendors and development of prospective customers and vendors, including, without limitation, specific customer product requirements, pricing arrangements, payment terms, customer lists and other similar information;

inventions, designs, methods, discoveries, works of authorship, creations, improvements or ideas developed or otherwise produced, acquired or used by the Company;

the Company’s proprietary programs, processes or software, consisting of, but not limited to, computer programs in source or object code and all related documentation and training materials, including all upgrades, updates, improvements, derivatives and modifications thereof and including, without limitation, programs and documentation in incomplete stages of design or research and development;

the subject matter of the Company’s patents, design patents, copyrights, trade secrets, trademarks, service marks, trade names, trade dress, manuals, operating instructions, training materials, and other industrial property, including, without limitation, such information in incomplete stages of design or research and development; and

other confidential and proprietary information or documents relating to the Company’s products, business and marketing plans and techniques, sales and distribution networks and any other information or documents which the Company reasonably regards as being confidential.

The Company devotes significant financial, human and other resources to the development of its products, its customer base and the general goodwill associated with its business, and the Company diligently maintains the secrecy and confidentiality of its Confidential Information. Each and every component of the Confidential Information is sufficiently secret to derive economic value from its not being generally known to other persons. While employed by the Company and thereafter, Participant will hold in the strictest confidence and not use in any manner which is detrimental to the Company or disclose to any individual or entity any Confidential Information, except as may be required by the Company in connection with Participant’s employment.

All Company Materials are and will be the sole property of the Company. Participant agrees that during and after his or her employment by the Company, Participant will not remove any Company Materials from the business premises of the Company or deliver any Company Materials to any person or entity outside the Company, except as Participant is required to do so in connection with performing the duties of his or her employment. Participant further agrees that, immediately upon the termination of his or her employment for any reason, or during Participant’s employment if so requested by the Company, Participant will return all Company Materials and other physical property, and any reproduction thereof, excepting only Participant’s copy of this Agreement. For purposes of this Stock Agreement, “Company Materials” means documents or other media or tangible items that contain or embody Confidential Information or any other information concerning the business, operations or future/strategic plans of the Company, regardless of whether such documents have been prepared by Participant or by others.

Non-Solicitation and Non-Compete. For the period beginning on the date hereof and ending twenty-four (24) months following the termination of employment with the Company, Participant will not directly or indirectly:

employ, recruit or solicit for employment any person who is (or was within six (6) months prior to Participant’s employment termination date) an employee of the Company;

accept employment or engage in a competing business which may require contact, solicitation, interference or diverting of any of the Company’s customers, or that may result in the disclosure, divulging, or other use, of Confidential Information or Company Materials acquired during Participant’s employment with the Company; or

solicit or encourage any customer, vendor or potential customer or vendor of the Company with whom Participant had contact while employed by the Company to terminate or otherwise alter his, her or its relationship with the Company. Participant understands that any person or entity that Participant contacted during the twelve (12) months prior to the date of Participant’s termination of employment with the Company for the purpose of soliciting sales from such person or entity shall be regarded as a “potential customer” of the Company to whom the Company has a protectible proprietary interest.

Remedies for Violation.

Injunctive Action. Participant acknowledges that if he or she violates the terms of this Section 5 the injury that would be suffered by the Company as a result of a breach of the provisions of this Stock Agreement (including any provision of Section 5(a) or (b) hereof) would be irreparable and that an award of monetary damages to the Company for such a breach would be an inadequate remedy. Consequently, the Company will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Stock Agreement, and the Company will not be obligated to post bond or other security in seeking such relief. Without limiting the Company’s rights under this Section 5(c) (or Sections 5(a) or (b) hereof) or any other remedies of the Company, if the Participant breaches any of the provisions of Sections 5(a) or (b) hereof, the Company will have the right to cease making any payments otherwise due to the Participant under this Stock Agreement.

Forfeiture of Restricted Stock and Repayment. In addition to the rights available to the Company under Section 5(c)(i) hereof, if Participant violates the terms of this Section 5 at any time, Participant, without any further action by the Company or Participant, shall forfeit, as of the first day of any such violation, all right, title and interest to unvested Restricted Stock, any Shares then owned by Participant due to vesting of Restricted Stock and any net proceeds received by Participant pursuant to any sales or transfer of any Restricted Stock (or Shares held as a result of the vesting of the Restricted Stock) prior to, on or after such date, and the Company shall have the right to issue a stop transfer order and other appropriate instructions to its transfer agent with respect to the Restricted Stock (and Shares held as a result of the vesting of the Restricted Stock), and the Company further shall be entitled to reimbursement from Participant of any fees and expenses (including attorneys’ fees) incurred by or on behalf of the Company in enforcing the Company’s rights under this Section 5. By accepting this Restricted Stock grant, Participant hereby consents to a deduction from any amounts the Company owes to Participant from time to time (including amounts owed to Participant as wages or other compensation, fringe benefits or vacation pay, as well as any other amounts owed to Participant by the Company), to the extent of any amounts that Participant owes to the Company under this Section 5. In addition to any injunctive relief sought under Section 5(c)(i) hereof and whether or not the Company elects to make any set-off in whole or in part, if the Company does not recover by means of set-off the full amount Participant owes to the Company, calculated as set forth in this Section 5(c)(ii), Participant agrees to immediately pay the unpaid balance to the Company.

Enforceability of Restrictive Covenants. The scope and duration of the restrictive covenants contained in this Stock Agreement are reasonable and necessary to protect a legitimate, protectible interest of the Company.

Written Acknowledgement by Participant. The Committee, in its sole discretion, may require the Participant, as a condition to lapsing any restriction on the Restricted Stock, to acknowledge in writing that he or she has not engaged, and is not in the process of engaging, in any of the activities described in this Section 5.

Miscellaneous Provisions.

No Service or Employment Rights. No provision of this Stock Agreement or of the Restricted Stock granted hereunder shall give the Participant any right to continue in the service or employ of the Company or any Subsidiary, create any inference as to the length of employment or service of the Participant, affect the right of the Company or any Subsidiary to terminate the employment or service of the Participant, with or without Cause, or give the Participant any right to participate in any employee welfare or benefit plan or other program (other than the Plan) of the Company or any Subsidiary.

Plan Document Governs. The Restricted Stock is granted pursuant to the Plan, and the Restricted Stock and this Stock Agreement are in all respects governed by the Plan and subject to all of the terms and provisions thereof, regardless of whether such terms and provisions are incorporated in this Stock Agreement by reference or are expressly cited. Any inconsistency between the Stock Agreement and the Plan shall be resolved in favor of the Plan. Participant hereby acknowledges receipt of a copy of the Plan.

Beneficiary Designation. The Participant may, from time to time, in accordance with procedures set forth by the Committee, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Stock Agreement is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Committee during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate or exercised by the Participant’s estate.

Administration. This Stock Agreement and the rights of the Participant hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Stock Agreement, all of which shall be binding upon the Participant.

No Vested Right In Future Awards. Participant acknowledges and agrees (by executing this Stock Agreement) that the granting of Restricted Stock under this Stock Agreement is made on a fully discretionary basis by the Company and that this Stock Agreement does not lead to a vested right to further restricted stock awards in the future.

Use Of Personal Data. By executing this Stock Agreement, Participant acknowledges and agrees to the collection, use, processing and transfer of certain personal data, including his or her name, salary, nationality, job title, position and details of all past Awards and current Awards outstanding under the Plan (“Data”), for the purpose of managing and administering the Plan. The Participant is not obliged to consent to such collection, use, processing and transfer of Data, but a refusal to provide such consent may affect his or her ability to participate in the Plan. The Company, or its Subsidiaries, may transfer Data among themselves or to third parties as necessary for the purpose of implementation, administration and management of the Plan. These various recipients of Data may be located elsewhere throughout the world. The Participant authorizes these various recipients of Data to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Plan. The Participant may, at any time, review Data with respect to the Participant and require any necessary amendments to such Data. The Participant may withdraw his or her consent to use Data herein by notifying the Company in writing; however, the Participant understands that by withdrawing his or her consent to use Data, the Participant may affect his or her ability to participate in the Plan.

Severability. If one or more provisions of this Stock Agreement (including, without limitations, the provisions of Section 5 hereof) are held to be unenforceable under applicable law to any extent, such provision(s) shall, to that extent, be excluded from this Stock Agreement and the balance of the Stock Agreement shall be interpreted as if such provision(s) were so excluded to that extent and shall be enforceable in accordance with its terms.

Waiver; Cumulative Rights. The failure or delay of either party to require performance by the other party of any provision hereof shall not affect its right to require performance of such provision unless and until such performance has been waived in writing. Each and every right hereunder is cumulative and may be exercised in part or in whole from time to time.

Notices. Any notice which either party hereto may be required or permitted to give the other shall be in writing and may be delivered personally or by mail, postage prepaid, addressed to the Secretary of the Company, at its then corporate headquarters, and the Participant at the Participant’s address as shown on the Company’s records, or to such other address as the Participant, by notice to the Company, may designate in writing from time to time.

Counterparts. This Stock Agreement may be signed in two counterparts, each of which shall be an original, but both of which shall constitute but one and the same instrument.

Successors and Assigns. This Stock Agreement shall inure to the benefit of and be binding upon each successor and assign of the Company. All obligations imposed upon the Participant, and all rights granted to the Company hereunder, shall be binding upon the Participant’s heirs, legal representatives and successors.

Governing Law. This Stock Agreement and the Restricted Stock granted hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to provisions thereof regarding conflict of laws.

Entire Agreement. This Stock Agreement, together with the Plan, constitute the entire obligation of the parties hereto with respect to the subject matter hereof and shall supersede any prior expressions of intent or understanding with respect to this transaction.

Amendment. Any amendment to this Stock Agreement shall be in writing and signed by the Company.

Headings and Construction. The headings contained in this Stock Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Stock Agreement. This Stock Agreement is intended to be a stock right excluded from the requirements of Code Section 409A. The terms of this Stock Agreement shall be administered and construed in a manner consistent with the intent that it be a stock right excluded from the requirements of Code Section 409A.

IN WITNESS WHEREOF, the Company has caused this Stock Agreement to be duly executed by an officer thereunto duly authorized, and the Participant has hereunto set his or her hand, all as of the day and year first above written.

ZEBRA TECHNOLOGIES CORPORATION	Participant

By:
Name:	Name:
Title: